UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2014

DORAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Puerto Rico	001-31579	66-0312162
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico	00920-2717
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (787) 474-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On Thursday, June 5, 2014, Doral Financial Corporation and its subsidiaries Doral Bank, Doral Mortgage, LLC, Doral Insurance Agency, LLC and Doral Properties, Inc. (collectively, “Doral”) filed a lawsuit against the Commonwealth of Puerto Rico, the Puerto Rico Department of the Treasury (the “Treasury Department”) and its Secretary, Hon. Melba Acosta Febo, in her official capacity, as defendants, in the Court of First Instance of Puerto Rico seeking a declaratory judgment that the Closing Agreement dated March 26, 2012 (the “Closing Agreement”) between Doral and the Treasury Department is a valid agreement, that it remains binding and effective, and that Doral is owed a refund of $229 million. Doral also filed a Writ for Certification in the Supreme Court of Puerto Rico requesting the Supreme Court take Doral’s case for immediate review. On Friday, June 6, 2014, the Supreme Court ordered that the Court of First Instance hear the case on an expedited basis and specifically that it hold an evidentiary hearing on or before June 12, 2014 and render its judgment on or before June 26, 2014.

In its Form 10-K for the fiscal year ending December 31, 2013 (the “2014 Form 10-K”) as filed by Doral with the Securities and Exchange Commission (the “SEC”) on March 21, 2014, Doral disclosed that it “believes that its cash and other current assets, its cash generated from operations, as well as its access to financing sources, are sufficient to meet its operating needs for the next twelve months.” In its Form 8-K filed on May 1, 2014, Doral disclosed the determination by the Federal Deposit Insurance Corporation (the “FDIC”) that Doral Bank may no longer include in its calculation of its Tier 1 Capital some or all of the tax receivables from the Government of Puerto Rico, and that until such time as Doral Bank provides revised capital calculations that incorporate this determination, the FDIC would not consider granting Doral Bank waivers to accept brokered deposits. Pursuant to the consent order dated August 8, 2012 (the “Consent Order”) that Doral Bank entered into with the FDIC and the Office of the Commissioner of Financial Institutions of Puerto Rico, Doral Bank is not permitted to accept, renew, or roll over any brokered deposits unless it has been granted a brokered deposit waiver by the FDIC. In its Form 8-K filed on May 1, 2014, Doral also stated that it “currently projects it can continue to finance its operations at least through the remainder of 2014 without the use of additional brokered deposits as Doral currently has other sources of liquidity.”

Doral Financial Corporation’s and Doral Bank’s 2014 operating plans did not include or depend upon Doral Bank obtaining any cash refund in respect of overpaid taxes from the Treasury Department.

In its 2014 Form 10-K, Doral stated its liquidity (cash and cash equivalents) as of December 31, 2013 to be $649.73 million. As of March 31, 2014, Doral’s liquidity was $661.92 million and as of April 30, 2014, Doral’s liquidity was $925.98 million. Doral believes that its liquidity has remained strong through May 31, 2014.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995, as amended. In addition, Doral may make forward-looking statements in its other press releases, filings with the SEC or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.

These forward-looking statements may relate to Doral’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, delinquency trends, market risk and the impact of general economic conditions, interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal or regulatory proceedings, tax legislation and tax rules, deferred tax assets and related reserves, the ability to collect the tax receivables due to Doral or its subsidiaries from Puerto Rico, compliance and regulatory matters and new accounting standards and guidance on Doral’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, but instead represent Doral’s current expectations regarding future events. Such forward-looking statements may be generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “predict,” “forecast,” “anticipate,” “plan,” “outlook,” “target,” “goal,” and similar expressions and future conditional verbs such as “would,” “should,” “could,” “might,” “can” or “may” or similar expressions.

Doral cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral’s expectations of future conditions or results and are not guarantees of future performance. Doral does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements other than as required by law, including the requirements of applicable securities laws.

Forward-looking statements are, by their nature, subject to risks and uncertainties and changes in circumstances, many of which are beyond Doral’s control. Risk factors and uncertainties that could cause Doral’s actual results to differ materially from those described in forward-looking statements can be found in Doral’s 2014 Form 10-K, which was filed with the SEC on March 21, 2014 and is available on Doral’s website at www.doralbank.com, as updated from time to time with Doral’s periodic and other reports filed and to be filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION

Date: June 9, 2014	By:	/s/ Enrique R. Ubarri
Enrique R. Ubarri Executive Vice President and General Counsel